Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-188118, 333-162716, 333-146963, 333-113770, 333-58069, and 333-37069) pertaining to Lockheed Martin Corporation Operations Support Savings Plan of our report dated June 24, 2019, with respect to the financial statements and supplemental schedules of the Lockheed Martin Corporation Operations Support Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 24, 2019